                                                                    EXHIBIT 12
                                                                   Page 1 of 2

                        THE UNITED ILLUMINATING COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (IN THOUSANDS)


                                                                                TWELVE
                                                                                MONTHS
                                          YEAR ENDED DECEMBER 31,                ENDED
                                  ------------------------------------------   SEPT. 30,
                                   1990    1991     1992     1993     1994       1995
                                   ----    ----     ----     ----     ----       ----
EARNINGS
  Net income                    $ 54,048 $ 55,550 $ 56,768 $ 40,481 $ 46,795  $ 46,435
  Federal income taxes            17,053   20,844   19,276   22,342   34,551    39,988
  State income taxes               9,037   12,647   16,878    4,645    6,216    12,134
  Fixed charges                  115,997  107,548  109,449   97,928   88,093    85,180
                                 -------  -------  -------  -------  -------   -------
  Earnings available for
   fixed charges (1)            $196,135 $196,589 $202,371 $165,396 $175,655  $183,737
                                 =======  =======  =======  =======  =======   =======

FIXED CHARGES
  Interest on long-term debt    $ 94,056 $ 90,296 $ 88,666 $ 80,030 $ 73,772  $ 64,494
  Other interest                  15,468    9,847   12,882   12,260   10,301    16,922
  Interest on nuclear fuel burned  1,533    2,440    2,963      928        -         -
  One third of rental charges      4,940    4,965    4,938    4,710    4,020     3,764
                                 -------  -------  -------  -------  -------   -------
                                $115,997 $107,548 $109,449 $ 97,928 $ 88,093  $ 85,180
                                 =======  =======  =======  =======  =======   =======
RATIO OF EARNINGS TO FIXED
 CHARGES                            1.69     1.83     1.85     1.69     1.99      2.16
                                 =======  =======  =======  =======  =======   =======


---------------
[FN]
(1) Reflects the after-tax effects of write-offs of costs of nuclear generating units pursuant to SFAS No. 90 of ($1,551,000), ($1,965,000) and
     ($2,304,000) for the twelve months ended December 31, 1992, 1991 and 1990, respectively.

                                                                 EXHIBIT 12
                                                                Page 2 of 2

                        THE UNITED ILLUMINATING COMPANY

          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                (IN THOUSANDS)

                                                                               TWELVE
                                                                               MONTHS
                                           YEAR ENDED DECEMBER 31,              ENDED
                                  -----------------------------------------   SEPT. 30,
                                   1990     1991     1992     1993     1994     1995
                                   ----     ----     ----     ----     ----     ----
EARNINGS
 Net income                     $ 54,048 $ 55,550 $ 56,768 $ 40,481 $ 46,795 $ 46,435
 Federal income taxes             17,053   20,844   19,276   22,342   34,551   39,988
 State income taxes                9,037   12,647   16,878    4,645    6,216   12,134
 Fixed charges                   115,997  107,548  109,449   97,928   88,093   85,180
                                 -------  -------  -------  -------  -------  -------
 Earnings available for
  combined fixed charges
  and preferred stock
  dividend requirements(1)      $196,135 $196,589 $202,371 $165,396 $175,655 $183,737
                                 =======  =======  =======  =======  =======  =======
FIXED CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS
 Interest on long-term debt     $ 94,056 $ 90,296 $ 88,666 $ 80,030 $ 73,772 $ 64,494
 Other interest                   15,468    9,847   12,882   12,260   10,301   16,922
 Interest on nuclear fuel burned   1,533    2,440    2,963      928        -        -
 One third of rental charges       4,940    4,965    4,938    4,710    4,020    3,764
 Preferred stock dividend
  requirements (2)                 7,049    7,260    7,100    7,197    6,223    4,128
                                 -------  -------  -------  -------  -------  -------
                                $123,046 $114,808 $116,549 $105,125 $ 94,316 $ 89,308
                                 =======  =======  =======  =======  =======  =======

RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS        1.59     1.71     1.74     1.57     1.86     2.06
                                 =======  =======  =======  =======  =======  =======

------------
[FN]
(1) Reflects the after-tax effects of write-offs of costs of nuclear generating units pursuant to SFAS No. 90 of ($1,551,000), ($1,965,000) and ($2,304,000)
    for the twelve months ended December 31, 1992, 1991, and 1990, respectively.
(2) Preferred Stock Dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.